Exhibit 99.1

SRM Entertainment, Inc. Announces Pricing of Its Initial Public Offering

August 14, 2023 17:56 ET | Source: SRM Entertainment, Inc.

Jupiter, FL, Aug. 14, 2023 (GLOBE NEWSWIRE) — SRM Entertainment, Inc. (“SRM”) today announced the pricing of its initial public offering of 1,250,000 shares of its common stock at a price to the public of $5.00 per share. All of the shares are being offered by SRM. The gross proceeds from the offering, before deducting underwriting discounts and commissions and other offering expenses payable by SRM, are expected to be $6.25 million. The shares are expected to begin trading on The Nasdaq Capital Market on August 15, 2023, under the symbol “SRM.” The offering is expected to close on August 16, 2023, subject to the satisfaction of customary closing conditions. In addition, SRM has granted the underwriters a 45-day option to purchase up to an additional 187,500 shares of SRM’s common stock at the initial public offering price, less the underwriting discounts and commissions.

EF Hutton, division of Benchmark Investments, LLC is acting as the lead book-running manager and Dominari Securities LLC is acting as co-manager.

A registration statement, including a preliminary prospectus, relating to these securities has been filed with the U.S. Securities and Exchange Commission and became effective on August 14, 2023. The offering is being made only by means of a prospectus. Copies of the final prospectus, when available, may be obtained from EF Hutton, division of Benchmark Investments, LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About SRM Entertainment, Inc.

SRM Entertainment, Inc. is a trusted toy and souvenir designer and developer, selling into the world’s largest theme parks and entertainment venues. SRM has developed, manufactured, and supplied the entertainment and amusement park industry with exclusive products that are often only available to consumers inside SRM’s worldwide customer bases venues such as Walt Disney Parks and Resorts, Universal Studios, SeaWorld, Six Flags, Great Wolf Lodge, Dollywood, and Merlin Entertainment.

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements that include, without limitation, references to SRM’s expectations regarding the commencement of trading on the Nasdaq Capital Market and the completion of SRM’s initial public offering. These statements are subject to certain risks, uncertainties and assumptions that are difficult to predict, including those that are described more fully in the section captioned “Risk Factors” in the Registration Statement for the offering to which this press release relates that has been filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and SRM undertakes no duty to update such information except as required under applicable law.

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